Exhibit 99


          Marine Products Corporation Reports Second Quarter Results

     - Net sales for the quarter increased 24.7 percent over prior year

     - Earnings per share for the quarter were $0.24, an increase of 26.3 percent over prior year

    ATLANTA, July 28 /PRNewswire-FirstCall/ -- Marine Products Corporation (Amex: MPX) announced its unaudited results for the quarter ended June 30, 2004. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, and Signature Cruisers, and outboard sport fishing boats by Robalo.
    For the quarter ended June 30, 2004, Marine Products generated net sales of $64,775,000, a 24.7 percent increase compared to $51,951,000 last year.
The increase in net sales was due to a 13.0 percent increase in the number of boats sold and a 10.5 percent increase in the average sales price per boat. All four lines experienced increased unit sales. The increase in average sales price per boat was due to increased sales of larger cruisers and sportboats, and increased sales of Robalo sport fishing boats. Gross profit for the quarter was $16,971,000, or 26.2 percent of net sales, compared to $13,551,000, or 26.1 percent of net sales, in the prior year.
    Operating income for the quarter was $9,475,000, a 25.8 percent increase compared to the second quarter last year due to higher gross profit, partially offset by higher selling, general and administrative expenses. Operating income was 14.6 percent of net sales for the quarter compared to 14.5 percent of net sales in the prior year. Selling, general and administrative expenses increased due to costs that vary with sales and profitability, such as warranty expense, sales commissions and other incentive compensation, and increased research and development expense associated with the development of new models for the 2005 model year.
    Net income for the quarter ended June 30, 2004 was $6,396,000, a 28.9 percent increase compared to $4,961,000 in the prior year. Net income increased due to higher operating income and a lower effective income tax rate. The effective income tax rate during the second quarter was 33 percent compared to an effective income tax rate of 36 percent in the prior year, primarily because of a previously unrecognized tax refund received during the current year quarter. The effective tax rate change increased net income by $259,000, or $0.01 per diluted share. Diluted earnings per share for the quarter were $0.24, a 26.3 percent increase compared to $0.19 diluted earnings per share in the prior year.
    Net sales for the six months ended June 30, 2004 were $126,605,000, a 24.1 percent increase from the first six months of 2003. Net income for the six-month period increased 31.5 percent to $12,042,000 or $0.44 diluted earnings per share compared to $9,154,000 or $0.34 diluted earnings per share in the prior year.
    Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "The second quarter of 2004 continued our positive momentum. All of our models sold well this quarter, and we continue to be pleased with Robalo's growing contribution to our sales and profitability. As we finish the 2004 model year, we are pleased that dealer demand remains strong. Our field inventories at the end of the quarter were higher than at the end of the second quarter last year due to increased sales volume, but not as high as the increase in our order backlog compared to the same time last year. We are looking forward to our dealer meetings in August, which will provide valuable insight into dealer and retail demand. We have continued our commitment to improved customer service, and believe it will provide a great deal of future benefit to the Company."
    Marine Products Corporation (Amex: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at http://www.marineproductscorp.com .
    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to take advantage of market opportunities, increase our market share, build long-term shareholder value, and improve and increase the contribution of Robalo to our sales and profitability. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, increased interest rates, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2003.

     For information contact:
     BEN M. PALMER                          JIM LANDERS
     Chief Financial Officer                Corporate Finance
     404.321.7910                           404.321.2162
     irdept@marineproductscorp.com


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data) Periods ended June 30, (Unaudited)
                                         Second Quarter
                                                                    BETTER
                                     2004            2003          (WORSE)

    Net Sales                       $64,775         $51,951          24.7 %
    Cost of Goods Sold               47,804          38,400         (24.5)
    Gross Profit                     16,971          13,551          25.2
    Selling, General and
     Administrative Expenses          7,496           6,022         (24.5)
    Operating Income                  9,475           7,529          25.8
    Interest Income                     114             222         (48.6)
    Income Before Income Taxes        9,589           7,751          23.7
    Income Tax Provision              3,193           2,790         (14.4)
    NET INCOME                       $6,396          $4,961          28.9 %

    EARNINGS PER SHARE
      Basic                           $0.25           $0.20          25.0 %
      Diluted                         $0.24           $0.19          26.3 %

    AVERAGE SHARES OUTSTANDING
      Basic                          25,662          25,282
      Diluted                        27,216          26,636


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data) Periods ended June 30, (Unaudited)
                                           Six Months
                                                                   BETTER
                                     2004            2003          (WORSE)

    Net Sales                      $126,605        $102,058          24.1 %
    Cost of Goods Sold               93,911          76,415         (22.9)
    Gross Profit                     32,694          25,643          27.5
    Selling, General and
     Administrative Expenses         14,655          11,675         (25.5)
    Operating Income                 18,039          13,968          29.1
    Interest Income                     236             335         (29.6)
    Income Before Income Taxes       18,275          14,303          27.8
    Income Tax Provision              6,233           5,149         (21.1)
    NET INCOME                      $12,042          $9,154          31.5 %

    EARNINGS PER SHARE
      Basic                           $0.47           $0.36          30.6 %
      Diluted                         $0.44           $0.34          29.4 %

    AVERAGE SHARES OUTSTANDING
      Basic                          25,577          25,347
      Diluted                        27,139          26,748


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED BALANCE SHEETS
    At June 30, (Unaudited)                              (in thousands)
                                                     2004              2003
    ASSETS
    Cash and cash equivalents                       $34,785           $20,326
    Marketable securities                             2,319             2,965
    Accounts receivable, net                          6,354             6,037
    Inventories                                      24,807            18,172
    Income taxes receivable                           1,696              -
    Deferred income taxes                             2,571             3,102
    Prepaid expenses and other current
     assets                                             698               740
      Total current assets                           73,230            51,342
    Property, plant and equipment, net               18,079            18,017
    Intangibles, net                                  3,798             3,838
    Marketable securities                             5,910             5,383
    Other assets                                      2,220             1,320
      Total assets                                 $103,237           $79,900

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                                 $7,522            $3,437
    Income taxes payable                               -                2,003
    Other accrued expenses                           11,709             9,307
      Total current liabilities                      19,231            14,747
    Pension liabilities                               2,157               586
    Deferred taxes                                    1,227               796
    Other long-term liabilities                       1,599               821
      Total liabilities                              24,214            16,950
    Common stock                                      2,598             2,567
    Capital in excess of par value                   36,606            35,779
    Retained earnings                                42,391            24,861
    Accumulated other comprehensive
     (loss) income                                     (549)               25
    Deferred compensation                            (2,023)             (282)
      Total stockholders' equity                     79,023            62,950
      Total liabilities and stockholders'
       equity                                      $103,237           $79,900

    Certain prior year balances have been reclassified to conform with the current year presentation.


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
    SIX MONTHS ENDED JUNE 30, (Unaudited)                   (in thousands)
                                                           2004        2003
    Operating Activities:
       Net income                                         $12,042      $9,154
       Depreciation, amortization and other
        non-cash charges                                    1,232       1,144
       Other net changes in operating activities            1,588         263
            Net cash provided by
             operating activities                          14,862      10,561

    Investing Activities:
      Capital expenditures                                 (1,435)     (2,873)
      Other investing activities                             (973)     (1,632)
           Net cash used for investing activities          (2,408)     (4,505)

    Financing Activities:
      Payment of dividends                                 (2,060)     (1,366)
      Cash paid for common stock purchased and retired     (2,612)     (2,046)
      Other financing activities                              759         402
           Net cash used for financing activities          (3,913)     (3,010)

      Net increase in cash and cash equivalents             8,541       3,046
      Cash and cash equivalents at beginning of period     26,244      17,280
      Cash and cash equivalents at end of period          $34,785     $20,326

SOURCE  Marine Products Corporation
    -0-                             07/28/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-7910, or irdept@marineproductscorp.com , or Jim Landers, Corporate Finance, +1-404-321-2162, both of Marine Products Corporation/
    /Web site:  http://www.marineproductscorp.com /
    (MPX)

CO:  Marine Products Corporation
ST:  Georgia
IN:  MAR
SU:  ERN